Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Full Year 2018 Earnings Per Diluted Share of $3.24, Near the High-End of Its Guidance of $3.15 to 3.25

•	Full year 2018 earnings per diluted share of $3.24, increased 8% versus $3.01 in 2017, which included $0.09 for the 53rd week

•	Company delivered fourth quarter 2018 earnings per diluted share of $1.07

•	eCommerce sales increased 17% during the fourth quarter

•	Company expects full year 2019 consolidated same store sales to be approximately flat to an increase of 2%, with positive consolidated same store sales beginning in the second quarter

PITTSBURGH, March 12, 2019 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended February 2, 2019.

Fourth Quarter Results (13 weeks compared to 14 weeks last year)

The Company reported consolidated net income for the fourth quarter ended February 2, 2019 of $102.6 million, or $1.07 per diluted share, which was negatively impacted by approximately $0.08 per diluted share versus last year due to the shifted calendar. The Company reported consolidated net income for the fourth quarter ended February 3, 2018 of $116.0 million, or $1.11 per diluted share, which was positively impacted by approximately $0.09 per diluted share for the 14th week.

On a non-GAAP basis, the Company reported consolidated net income for the fourth quarter ended February 3, 2018 of $127.3 million, or $1.22 per diluted share, which was positively impacted by approximately $0.09 per diluted share for the 14th week. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Adjusted for the calendar shift due to the 53rd week in fiscal 2017, which the Company believes is the best view of its business, consolidated same store sales decreased 2.2% on a 13-week to 13-week comparable basis. Net sales for the fourth quarter of 2018 decreased 6.5% to approximately $2.49 billion. Based on an unshifted calendar, consolidated same store sales for the fourth quarter decreased 3.7%. Fourth quarter 2017 consolidated same store sales decreased 2.0%.

“We are pleased with our fourth quarter results. Our core business performed quite well, as our athletes have responded positively to many of our initiatives, resulting in comp sales gains across key categories and double digit percentage increases in eCommerce and private brand sales," said Edward W. Stack, Chairman and Chief Executive Officer. “For 2018, we delivered earnings near the high end of our expectations, which represents an 8% increase over last year. This achievement is the direct result of the hard work and commitment from our over 40,000 talented teammates."

Mr. Stack continued, “As we look forward to 2019, we are enthusiastic about our business and expect to return to positive comp sales beginning in the second quarter. We will continue to make significant investments in our business to meet our athletes' ever-changing needs and grow our leadership position in the industry."

“In 2019, we are focused on enhancing our athletes' experience in our stores, improving our eCommerce fulfillment capabilities and elevating our technology talent and capabilities," added Lauren R. Hobart, President of DICK'S Sporting Goods. "This is an exciting time for our Company as we remain focused on building the best omni-channel experience in sporting goods."

Omni-channel Development

Adjusted for the calendar shift due to the 53rd week in 2017, eCommerce sales for the fourth quarter of 2018 increased approximately 17%. eCommerce penetration for the fourth quarter of 2018 was approximately 23% of total net sales, compared to approximately 19% during the fourth quarter of 2017.

In the fourth quarter, the Company closed three DICK'S Sporting Goods stores. As of February 2, 2019, the Company operated 729 DICK'S Sporting Goods stores in 47 states, with approximately 38.6 million square feet, 94 Golf Galaxy stores in 32 states, with approximately 1.9 million square feet and 35 Field & Stream stores in 16 states, with approximately 1.7 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the fourth quarter of 2018 with approximately $114 million in cash and cash equivalents and no outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $412 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 6.6% at the end of the fourth quarter of 2018 as compared to the end of the fourth quarter of 2017. This planned increase was due primarily to strategic investments to support key growth categories.

Full Year Results (52 weeks compared to 53 weeks last year)

The Company reported consolidated net income for the 52 weeks ended February 2, 2019 of $319.9 million, or $3.24 per diluted share. The Company reported consolidated net income for the 53 weeks ended February 3, 2018 of $323.4 million, or $3.01 per diluted share, which included approximately $0.09 per diluted share for the 53rd week.

On a non-GAAP basis, the Company reported consolidated net income for the 53 weeks ended February 3, 2018 of $324.3 million, or $3.01 per diluted share, which also included approximately $0.09 per diluted share for the 53rd week. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Adjusted for the calendar shift due to the 53rd week in 2017 consolidated same store sales decreased 3.1% on a 52-week to 52-week comparable basis. Net sales for the 52 weeks ended February 2, 2019 decreased 1.8% from last year's 53 week period to approximately $8.44 billion. Fiscal 2017 consolidated same store sales decreased 0.3% on a 52-week to 52-week comparative basis.

Capital Allocation

On February 22, 2019, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.275 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 29, 2019 to stockholders of record at the close of business on March 15, 2019. This dividend represents an increase of approximately 22% over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $1.10 per share.

During the fourth quarter of 2018, the Company repurchased 957,000 shares of its common stock at an average cost of $35.23 per share, for a total cost of $33.7 million. In total for 2018, the Company repurchased approximately 9.6 million shares of its common stock at an average cost of $33.78 per share, for a total cost of $323.4 million, and has approximately $433 million remaining under its authorization that extends through 2021.

Full Year 2019 Outlook

•
Based on an estimated 95 million diluted shares outstanding, the Company currently projects earnings per diluted share to be approximately $3.15 to 3.35, which includes approximately $30 million, or $0.23 per diluted share, of net investments in business transformation initiatives. The Company's earnings per diluted share guidance includes the expectation of share repurchases to fully offset dilution in 2019. The Company reported earnings per diluted share of $3.24 for the 52 weeks ended February 2, 2019.

•
Consolidated same store sales are currently expected to be approximately flat to an increase of 2%, compared to a 3.1% decrease in 2018. The Company expects to deliver positive consolidated same store sales beginning in the second quarter.

•
The Company expects to open seven new DICK'S Sporting Goods stores and relocate three DICK'S Sporting Goods stores in 2019. The Company also expects to open two new Golf Galaxy stores and relocate one Golf Galaxy store in 2019. Six of the new stores are expected to open during the third quarter.

•
In 2019, the Company anticipates capital expenditures to be approximately $230 million on a gross basis and approximately $200 million on a net basis. In 2018, capital expenditures were $198 million on a gross basis and $170 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income and non-GAAP earnings per diluted share, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2019 outlook for earnings and sales; our expectation that we will deliver positive comp sales beginning in the second quarter; our investments in business transformation initiatives; anticipated store openings and store relocations; capital expenditures; and share repurchases.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; risks relating to our private brand offerings and new retail concepts; the investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount that we devote to strategic investments and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor and other laws and regulations, including those changing tax rates and imposing new taxes and surcharges; limitations on the availability of attractive retail store sites; omni-channel growth; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the Securities and Exchange Commission ("SEC"), including our most recent Annual Report filed with the SEC on March 30, 2018 and our Quarterly Report filed with the SEC on November 29, 2018. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 2, 2019, the Company operated 729 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering scheduling, communications and live scorekeeping through its GameChanger mobile apps, free league management services, custom uniforms and fan wear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended		14 Weeks Ended
	February 2, 2019	% of Sales	February 3, 2018	% of Sales (2)

Net sales	$2,492,090	100.00%	$2,664,122	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,797,511	72.13	1,888,269	70.88

GROSS PROFIT	694,579	27.87	775,853	29.12

Selling, general and administrative expenses	552,232	22.16	596,856	22.40
Pre-opening expenses	338	0.01	682	0.03

INCOME FROM OPERATIONS	142,009	5.70	178,315	6.69

Interest expense	1,937	0.08	1,728	0.06
Other expense (income)	3,798	0.15	(3,694)	(0.14)

INCOME BEFORE INCOME TAXES	136,274	5.47	180,281	6.77

Provision for income taxes	33,719	1.35	64,330	2.41

NET INCOME	$102,555	4.12%	$115,951	4.35%

EARNINGS PER COMMON SHARE:
Basic	$1.09		$1.11
Diluted	$1.07		$1.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,193		104,052
Diluted	95,490		104,669

Cash dividend declared per share	$0.225		$0.170

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended		53 Weeks Ended
	February 2, 2019	% of Sales	February 3, 2018	% of Sales (2)

Net sales	$8,436,570	100.00%	$8,590,472	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	5,998,788	71.10	6,101,412	71.03

GROSS PROFIT	2,437,782	28.90	2,489,060	28.97

Selling, general and administrative expenses	1,986,576	23.55	1,982,363	23.08
Pre-opening expenses	6,473	0.08	29,123	0.34

INCOME FROM OPERATIONS	444,733	5.27	477,574	5.56

Interest expense	10,248	0.12	8,047	0.09
Other expense (income)	2,565	0.03	(31,810)	(0.37)

INCOME BEFORE INCOME TAXES	431,920	5.12	501,337	5.84

Provision for income taxes	112,056	1.33	177,892	2.07

NET INCOME	$319,864	3.79%	$323,445	3.77%

EARNINGS PER COMMON SHARE:
Basic	$3.27		$3.02
Diluted	$3.24		$3.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	97,743		106,977
Diluted	98,781		107,586

Cash dividends declared per share	$0.90		$0.68

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$113,653	$101,253
Accounts receivable, net	37,970	60,107
Income taxes receivable	6,135	4,433
Inventories, net	1,824,696	1,711,103
Prepaid expenses and other current assets	139,944	129,189
Total current assets	2,122,398	2,006,085

Property and equipment, net	1,565,271	1,677,340
Intangible assets, net	130,166	136,587
Goodwill	250,476	250,476
Other assets:
Deferred income taxes	13,243	13,639
Other	105,595	119,812
Total other assets	118,838	133,451
TOTAL ASSETS	$4,187,149	$4,203,939

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$889,908	$843,075
Accrued expenses	364,342	354,181
Deferred revenue and other liabilities	224,984	212,080
Income taxes payable	20,142	10,476
Current portion of other long-term debt and leasing obligations	5,263	5,202
Total current liabilities	1,504,639	1,425,014
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	54,781	60,084
Deferred income taxes	11,776	10,232
Deferred rent and other liabilities	711,792	767,108
Total long-term liabilities	778,349	837,424
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	693	783
Class B common stock	245	247
Additional paid-in capital	1,214,287	1,177,778
Retained earnings	2,455,192	2,205,651
Accumulated other comprehensive loss	(120)	(78)
Treasury stock, at cost	(1,766,136)	(1,442,880)
Total stockholders' equity	1,904,161	1,941,501
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,187,149	$4,203,939

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$319,864	$323,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243,830	237,651
Deferred income taxes	(5,258)	42,453
Stock-based compensation	41,941	36,239
Other non-cash items	934	5,327
Changes in assets and liabilities:
Accounts receivable	16,215	(208)
Inventories	(94,131)	(71,751)
Prepaid expenses and other assets	10,980	(29,072)
Accounts payable	125,632	124,628
Accrued expenses	21,372	13,597
Income taxes payable / receivable	7,964	(39,347)
Deferred construction allowances	27,730	101,712
Deferred revenue and other liabilities	(4,318)	1,636
Net cash provided by operating activities	712,755	746,310
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(198,219)	(474,347)
Acquisitions, net of cash acquired	—	(8,957)
Deposits and purchases of other assets	—	(2,344)
Net cash used in investing activities	(198,219)	(485,648)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,875,400	2,742,800
Revolving credit repayments	(1,875,400)	(2,742,800)
Proceeds from term loan	—	62,492
Payments on other long-term debt and leasing obligations	(5,242)	(2,531)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	—	16,558
Minimum tax withholding requirements	(5,428)	(5,841)
Cash paid for treasury stock	(323,352)	(284,583)
Cash dividends paid to stockholders	(89,273)	(73,099)
Decrease in bank overdraft	(78,799)	(37,236)
Net cash used in financing activities	(502,094)	(324,240)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(42)	54
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,400	(63,524)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	101,253	164,777
CASH AND CASH EQUIVALENTS, END OF PERIOD	$113,653	$101,253

Store Count and Square Footage

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2018			Fiscal 2017
	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total
Beginning stores	716	129	845	676	121	797
Q1 New stores	8	—	8	15	10	25
Q2 New stores	5	—	5	13	—	13
Q3 New stores	6	—	6	15	6	21
Q4 New stores	—	—	—	—	—	—
Closed stores	6	—	6	3	8	11
Ending stores	729	129	858	716	129	845

Relocated stores	4	1	5	7	1	8

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total(2)
Q1 2017	36.8	3.5	40.3
Q2 2017	37.4	3.5	40.9
Q3 2017	38.2	3.7	41.9
Q4 2017	38.0	3.7	41.7
Q1 2018	38.4	3.7	42.1
Q2 2018	38.7	3.7	42.3
Q3 2018	38.8	3.6	42.4
Q4 2018	38.6	3.6	42.2

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate DICK'S Sporting Goods stores adjacent to our specialty concept stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of February 2, 2019, the Company operated 23 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(Dollars in thousands, except per share amounts)

	14 Weeks Ended February 3, 2018

	Cost of goods sold	Selling, general and administrative expenses	Income before income taxes	Net income (8)	Earnings per diluted share
GAAP Basis	$1,888,269	$596,856	$180,281	$115,951	$1.11
% of Net Sales	70.88%	22.40%	6.77%	4.35%
Loyalty program enhancement costs (5)	(11,478)	—	11,478	7,231
Litigation contingency (6)	—	(6,592)	6,592	4,153
Non-GAAP Basis	$1,876,791	$590,264	$198,351	$127,335	$1.22
% of Net Sales	70.45%	22.16%	7.45%	4.78%

	53 Weeks Ended February 3, 2018

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Other income	Income before income taxes	Net income (8)	Earnings per diluted share
GAAP Basis	$6,101,412	$1,982,363	$29,123	$(31,810)	$501,337	$323,445	$3.01
% of Net Sales	71.03%	23.08%	0.34%	(0.37)%	5.84%	3.77%
Corporate restructuring charge (1)	—	(7,077)	—	—	7,077	4,388
TSA conversion costs (2)	—	—	(3,474)	—	3,474	2,154
Contract termination payment (3)	—	—	—	12,000	(12,000)	(12,000)
Sales tax refund (4)	—	—	—	8,104	(8,104)	(5,024)
Loyalty program enhancement costs (5)	(11,478)	—	—	—	11,478	7,231
Litigation contingency (6)	—	(6,592)	—	—	6,592	4,153
Tax Act impact (7)	—	—	—	—	—	(24)
Non-GAAP Basis	$6,089,934	$1,968,694	$25,649	$(11,706)	$509,854	$324,323	$3.01
% of Net Sales	70.89%	22.92%	0.30%	(0.14)%	5.94%	3.78%

(1)	Severance, other employee-related costs and asset write-downs related to corporate restructuring.

(2)	Costs related to converting former TSA stores.

(3)	Contract termination payment. There was no related tax expense as the Company utilized net capital loss carryforwards that were previously subject to a valuation allowance.

(4)	Multi-year sales tax refund.

(5)	Transition costs incurred to enhance the Company's Scorecard loyalty program.

(6)	Costs related to a litigation contingency.

(7)	Change to blended tax rate for adjustments recorded prior to enactment of the Tax Act.

(8)	The provision for income taxes for non-GAAP adjustments was calculated at the Company's approximate blended tax rate, unless otherwise noted.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
	(dollars in thousands)
Gross capital expenditures	$(198,219)	$(474,347)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	27,730	101,712
Construction allowance receipts	—	—
Net capital expenditures	$(170,489)	$(372,635)

Fiscal 2017 Net Sales Adjusted for the 53rd Week

Net sales adjusted for the extra week during the 14 and 53 weeks ended February 3, 2018 is presented below to illustrate the impact of the extra week on reported net sales in comparison to reported results for the 13 and 52 weeks ended February 2, 2019.

	Period Ended February 3, 2018
	14 Weeks	53 Weeks
	(dollars in thousands)
Net sales	$2,664,122	$8,590,472
Less: 53rd week net sales	(105,425)	(105,425)
Adjusted net sales	$2,558,697	$8,485,047